Exhibit 99.1

Contacts:	Brian W. Bethers	Robert G. Hunter
	President	CFO
	1-800 CONTACTS, INC.	1-800 CONTACTS, INC.
	(801) 316-5000	(801) 316-5000
	investors@contacts.com	investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces First Quarter Results

DRAPER, Utah, May 2, 2006 /PRNewswire-FirstCall/ — 1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its first quarter ended April 1, 2006.

Consolidated net sales for the first quarter ended April 1, 2006 were $63.5 million, compared to $60.3 million for the comparable quarter of the prior year. For the first quarter of fiscal 2006, the Company reported consolidated net income of $1.2 million, or $0.09 per diluted common share, compared to consolidated net income of $0.2 million, or $0.01 per diluted common share, for the first quarter of fiscal 2005. The fiscal 2006 results include $0.3 million of expense related to stock options granted prior to fiscal 2006 and approximately $50,000 of expense related to restricted stock grants compared to approximately $5,000 of expense related to restricted stock grants in the first quarter of fiscal 2005. These amounts are included in other selling, general and administrative expenses.

US Retail

Net sales and operating income for the Company’s US retail business for the first quarter of fiscal 2006 were $59.2 million and $7.0 million, respectively, compared to net sales of $56.4 million and operating income of $4.4 million for the first quarter of fiscal 2005.

The gross margin for the US retail business increased to 39.9% for the first quarter of fiscal 2006 from 39.4% for the first quarter of fiscal 2005.

Advertising expense for the first quarter of fiscal 2006 was approximately $2.6 million less than the first quarter of fiscal 2005.

During the first quarter of fiscal 2006, the US retail business other selling, general and administrative expenses as a percentage of net sales increased to 19.8% from 17.9% in the first quarter of fiscal 2005.

ClearLab

Net sales and operating loss for ClearLab, the Company’s international manufacturing business, for the first quarter of fiscal 2006 were $4.3 million and $(2.9) million, respectively, compared to net sales of $4.3 million and an operating loss of $(2.0) million for the first quarter of fiscal 2005. ClearLab’s results for the first quarter of fiscal 2006 include $1.5 million in license fees from the Company’s Japanese license agreement compared to $1.0 million in the first quarter of fiscal 2005. ClearLab’s fiscal 2005 first quarter results also include $0.4 million of intercompany sales to the Company’s US retail business.

For the first quarter of fiscal 2006, ClearLab’s operating results include a $0.3 million increase in research and development expense and a $0.5 million increase in other selling, general and administrative expenses.

The change in other income (expense) for the first quarter of fiscal 2006 is principally due to unrealized foreign exchange transaction gains related primarily to intercompany loans to ClearLab.

Second Quarter Outlook

For the second quarter of fiscal 2006, the Company expects US retail net sales of approximately $55.0 million to $57.0 million and operating income of approximately $4.5 million to $5.5 million.

The Company expects ClearLab to achieve revenue of approximately $5.0 million and an operating loss of approximately $(3.0) million for the second quarter of fiscal 2006.

Overview

Jonathan Coon, Chief Executive Officer, commented, “We exceeded our expectations for the first quarter. Our first quarter performance was driven by our Internet business as sales increased after the upgrades we made to our website during 2005 and from targeted online marketing programs. Our continued sales growth in spite of reduced advertising is a short-term benefit of our cumulative investment of approximately $190 million to build brand awareness to a record level.”

Brian Bethers, President, added, “Our reduction in advertising spending during the quarter from the first quarter of 2005 is consistent with our plans to spend less on advertising in 2006 as we focus on addressing the threat of ‘doctors only’ lenses. Although we saw an increase in sales during the first quarter of 2006 compared to the first quarter of 2005, we expect that our sales later this year will be impacted by the decrease in advertising spending as reflected in our projection of a sequential drop in sales during the second quarter.”

Mr. Coon, added, “We are pleased with ClearLab’s progress in preparation for our previously announced July 26th press conference in New York.”

About 1-800 CONTACTS, INC.

1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, “1-800 CONTACTS” (1-800-266-8228), and its Internet web site, www.1800contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in international markets. More information about ClearLab can be found at its website, www.clearlab.com.

This news release contains forward-looking statements about the Company’s future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company’s current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, exchange rate fluctuations, advertising spending and effectiveness, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company’s supply agreements and related arrangements, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations. Information on the Company’s websites, other than the information specifically referenced in this press release, shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended
	April 2,	April 1,
	2005	2006
NET SALES	$60,283	$63,491
COST OF GOODS SOLD	37,775	39,013
Gross profit	22,508	24,478
SELLING, GENERAL & ADMINISTRATIVE EXPENSES:
Advertising	6,538	3,983
Legal and professional	1,284	1,125
Research and development	1,055	1,328
Other selling, general & administrative	11,517	13,679
Total selling, general & administrative expenses	20,394	20,115
INCOME FROM OPERATIONS	2,114	4,363
OTHER INCOME (EXPENSE), net	(641)	313
INCOME BEFORE PROVISION FOR INCOME TAXES	1,473	4,676
PROVISION FOR INCOME TAXES	(1,290)	(3,495)
NET INCOME	$183	$1,181

PER SHARE INFORMATION:
Basic and diluted net income per common share	$0.01	$0.09

OTHER DATA:
Depreciation	$1,055	$1,388
Amortization	1,071	910
Total depreciation and amortization	$2,126	$2,298
Depreciation and amortization included in the following captions:
Cost of goods sold	$692	$770
Research and development	27	49
Other selling, general & administrative	1,407	1,479
Total depreciation and amortization	$2,126	$2,298

SEGMENT INFORMATION:

	Quarter Ended
	April 2, 2005				April 1, 2006
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$56,366	$4,288	$(371)	$60,283	$59,173	$4,318	$—	$63,491
Gross profit	22,187	603	(282)	22,508	23,624	638	216	24,478
Research and development	—	1,055	—	1,055	10	1,318	—	1,328
Other selling, general & administrative	10,078	1,439	—	11,517	11,713	1,966	—	13,679
Income (loss) from operations	4,403	(2,007)	(282)	2,114	7,006	(2,859)	216	4,363

1-800 CONTACTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	December 31,	April 1,
	2005	2006
ASSETS
CURRENT ASSETS:
Cash	$1,481	$407
Accounts receivable, net	3,451	3,027
Inventories, net	21,458	21,596
Deferred income taxes	1,624	1,872
Other current assets	5,530	3,766
Total current assets	33,544	30,668
PROPERTY, PLANT AND EQUIPMENT, net	29,705	31,389
DEFERRED INCOME TAXES	1,087	1,054
GOODWILL	35,405	35,773
DEFINITE-LIVED INTANGIBLE ASSETS, net	13,847	13,268
OTHER ASSETS	1,357	1,365
Total assets	$114,945	$113,517

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$—	$13,061
Current portion of long-term debt	1,633	1,686
Current portion of capital lease obligations	58	28
Accounts payable and accrued liabilities	24,126	32,418
Total current liabilities	25,817	47,193
LONG-TERM LIABILITIES:
Line of credit	$23,746	$—
Long-term debt, net of current portion	6,440	6,211
Capital lease obligations, net of current portion	83	70
Other long-term liabilities	1,642	1,143
Total long-term liabilities	31,911	7,424
STOCKHOLDERS’ EQUITY	57,217	58,900
Total liabilities and stockholders’ equity	$114,945	$113,517